IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
COUNTY DEPARTMENT, CHANCERY DIVISION

JOSEPH THURMAN, TERRY DRYMON, AND JOHN ABRONSKI, individually and on behalf of similarly situated individuals,	)	
Plaintiffs,	)	No. 11 CH 16779
vs.	)	
CYBERDEFENDER CORPORATION, a Delaware corporation,	)	
Defendant.	)	

NOTICE OF STIPULATION OF SETTLEMENT

TO: Ralph Hirschmann
Hirschmann Law Group
707 Wilshire Boulevard, Suite 3260
Los Angeles, California 90017

PLEASE TAKE NOTICE that on May 6, 2011, we have filed with the Clerk of the Circuit Court of Cook County, Illinois, County Department, Chancery Division, the following document: STIPULATION OF SETTLEMENT.

DATED: May 6, 2011

Respectfully submitted,

Jospeh Thurman, Terry Drymon, and John Abronski, individually and on behalf of similarly situated individuals.

By: Bill Gray
One of Plaintiffs' Attorneys

Jay Edelson
William C. Gray
Ari J. Scharg
EDELSON MCGUIRE, LLC
350 North LaSalle Street, Suite 1300
Chicago, Illinois 60654
Tel: 312.239.3362
Fax: 312.589.6378
Firm ID: 44146

CERTIFICATE OF SERVICE

I, William C. Gray, an attorney, certify pursuant to Section 1-109 of the Illinois Code of Civil Procedure that on May 6, 2011, I served the above and foregoing ***Notice of Filing*** by causing true and accurate copies of such paper to be transmitted to the persons shown below via electronic mail.

Ralph Hirschmann
rfh@hirschmannlaw.com

Bill Gray

William C. Gray

11 ... -5 ... 04

IN THE CIRCUIT COURT OF COOK COUNTY
LAW DEPARTMENT, CHANCERY DIVISION

JOSEPH THURMAN, TERRY DRYMON, and JOHN ABRONSKI individually and on behalf of similarly situated, individuals,	)	
Plaintiffs,	)	No. 11 CH 16779
v.	)	
CYBERDEFENDER CORPORATION, a Delaware corporation,	)	
Defendant.	)	

STIPULATION OF CLASS ACTION SETTLEMENT

This Stipulation of Class Action Settlement is entered by and among Plaintiffs Joseph Thurmon, Terry Drymon, and John Abronski and for themselves individually and on behalf of the Settlement Class (**"*Plaintiffs*"**), and Defendant CyberDefender Corporation (**"*CyberDefender*"** or **"*Defendant*"**) (together, the **"*Parties*"**).

RECITALS

A. Plaintiffs and Class Counsel contend that: (a) beginning in 2010, Class Counsel conducted an extensive investigation into the functionality of certain products sold by CyberDefender and into potential discrepancies between the advertised and actual functionality of those products; (b) Class Counsel retained technical consultants to examine and to run a battery of tests on the products; (c) on or about September 1, 2010, Class Counsel notified

CyberDefender of the alleged discrepancies, and (d) in or about December 2010, Class Counsel met with CyberDefender to discuss the results of their investigation; and (e) Class Counsel and CyberDefender then commenced, through an informal discovery process, an exchange of information related to Class Counsel's investigation.

B. The Parties decided that an attempt at settlement was warranted and that the filing of this Action, prior to an attempt at negotiation, would have a disruptive impact on prospects for beneficial resolution. The Parties have engaged in arms-length negotiations, including a mediation presided over by Barbara Reeves Neal of JAMS in March 2011, which resulted in this Agreement.

C. On May 6, 2011, Plaintiffs Joseph Thurmon, Terry Drymon, and John Abronski filed the above-entitled Action, (Complaint attached hereto as Exhibit 2) alleging claims for damages and other monetary relief and for injunctive and other equitable relief arising out of the operation of CyberDefender's software products and technical services and the marketing and sales practices relating to its computer software products and services.

D. Based upon extensive analysis of the facts and the law applicable to Plaintiffs' claims in the Action, and taking into account the burdens and expense of such litigation, including the risks and uncertainties associated with protracted trials and appeals, as well as the fair, cost-effective and assured method of resolving the claims of the Settlement Class, Plaintiffs and Class Counsel have concluded that this Agreement provides substantial benefits to the Settlement Class, and is fair, reasonable, adequate and in the best interests of Plaintiffs and the Settlement Class.

E. CyberDefender has denied and continues to deny Plaintiffs' allegations, including that Defendant committed any violation of law or any wrongdoing, and further denies that it has any liability with respect to any claim asserted in the Action. Defendant has concluded, despite its belief that it is not liable for any claim asserted against it and that it has good defenses thereto, that it is in Defendant's best interest to enter into this Agreement in order to avoid the expense, inconvenience, and the uncertainties and distractions of litigation.

F. The Parties desire that all Settlement Class Members shall have an individual right to exclude themselves from the Settlement Class on the terms and conditions set forth in this Agreement, such that participation in the benefits provided by this Agreement shall be voluntary.

G. The Parties desire that any and all Settled Claims against all Released Parties regarding any aspect of CyberDefender's Product/Services shall be finally settled and resolved on the terms and conditions set forth in this Agreement, subject to Court approval of this Agreement, as a good faith, fair, reasonable and adequate settlement.

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

"***Action***" means the above-entitled action.

"***Agreement***" means this agreement and this document, including exhibits and addenda thereto.

"***Approved Claim***" shall have the meaning set forth in section IV.A.1.

"***Claim Form***" shall have the meaning set forth in section IV.A.1.

"***Claims Administrator***" means, subject to approval by the Court, Kurtzman Carson Consultants, or such other company that will have claims administrator's responsibilities set forth below.

"***Claims Deadline***" means the date by which all Claims Forms must be submitted to be considered timely.

"***Class Counsel***" means attorneys Jay Edelson, William C. Gray, and Ari J. Scharg of Edelson McGuire, LLC.

"***Class Representatives***" shall mean the Plaintiffs who are appointed as representatives of the Settlement Class in the Preliminary Approval Order.

"***Court***" means the Circuit Court of Cook County, Illinois.

"***CyberDefender's Counsel***" means Hirschmann Law Group, PC.

"***Effective Date***" means the date upon which the Judgment becomes Final.

"***Fairness Hearing***" means the hearing where the Court will review comments and/or objections regarding this Agreement and where the Parties will request the Judgment be entered by the Court: (i) approving the Agreement as fair, reasonable and adequate, (ii) ruling on Class Counsel's request for the Fee Award and Class Representatives' request for an Incentive Award; and (iii) dismissing the Action with prejudice.

"***Fee Award***" means the portion of the order entered by the Court (including any subsequent modification thereto, such as that based upon an appeal or judicial review therefrom) that decides Class Counsel's motion for an award of attorney's fees, costs and other expenses.

"***Final***" means, with respect to any Court order or judgment, the first day following: (a) the date on which the time to appeal or seek permission to appeal or seek other judicial review

has expired with no appeal or other judicial review having been taken or sought with respect to the order or judgment; or (b) if an appeal or other judicial review has been taken or sought with respect to any the matter, the date on which the appellate court either (i) enters a final dismissal of all appeals or other requests for judicial review of the order or judgment, or (ii) finally affirms the order or judgment as to which appeal or judicial review was taken or sought, with no possibility of subsequent appeal or other judicial review.

"***Incentive Award***" means the portion of the order entered by the Court (including any subsequent modification thereto, such as based upon an appeal or judicial review therefrom) that decides the payment, if any, to the Plaintiffs above and beyond the payment Plaintiffs will receive as a Class Member.

"***Judgment***" means a final judgment entered by the Court which shall:

1. grant final approval of the Agreement in all material respects and find the settlement is fair, reasonable and adequate and in the best interests of the Settlement Class;
2. release each Released Party from any and all Settled Claims which any Settlement Class Members have, had, or may have in the future, against such Released Party;
3. dismiss all complaints in the Action with prejudice and without costs;
4. decree that neither the Judgment nor this Agreement constitute an admission by CyberDefender of any liability or wrongdoing whatsoever;
5. bar and enjoin all Settlement Class Members from asserting against any Released Party any and all Settled Claims which the Settlement Class Member had, has, or may have in the future; and
6. preserve the Court's continuing and exclusive jurisdiction over the Parties to this Agreement, including CyberDefender and all Settlement Class Members, to administer, supervise, construe and enforce this Agreement in accordance

with its terms for the mutual benefit of the Parties, but without affecting the finality of the Judgment.

"***Person***" means any individual, corporation, trust, estate, partnership, association, joint stock company, unincorporated association, limited liability company, government and any political subdivision thereof, and any other type of legal or political entity.

"***Preliminary Approval Order***" shall have the meaning set forth in section II.A.

"***Product/Service***" or ***"CyberDefender Product/Service"*** means any and all versions and builds of software products, and any and all versions of services, associated with, marketed, processed, managed, controlled, operated, originated, licensed, carried out, or conducted by CyberDefender, including but not limited to, registry cleaner and personal computer ("PC") optimization products, anti-spyware/anti-malware/anti-virus products, remote technical support services, identity protection software and services, credit monitoring software and services, identity protection insurance or guarantees, and online backup software or services regardless of whether such software products and services were marketed under CyberDefender's name or under brand names such as, without limitation, those associated with *wwwmaxmyspeed.com, www.doublemyspeed.com, www.mycleanpc.com, www.antispywarefordummies.com.* "Products/Services" includes but is not limited to any and all versions and builds of *AntiSpyware For Dummies, CyberDefender Anti-Spyware 2006, CyberDefender Early Detection Center, CyberDefender FamilyPak, CyberDefender FREE, CyberDefender Gladiator, CyberDefender Identity Protection Service, CyberDefender Identity Protection Service with Credit Monitoring, CyberDefender MyIdentityDefender, CyberDefender Online Backup, CyberDefender Registry Cleaner, CyberDefender Security Toolbar, safeSEARCH Toolbar,*

CyberDefenderCOMPLETE, CyberDefenderPREMIUM, CyberDefenderULTIMATE, LiveTech, LiveTech One Time Resolution, MyIdentityDefender, Remote PC Repair Services, and *safeSEARCH*.

"***Released Party***" means CyberDefender, its respective parents, subsidiaries, affiliates, divisions, departments, past, present, and future officers, directors, employees, stockholders, owners, partners, servants, attorneys, representatives, lenders, vendors, marketers, advertisers, product designers, engineers, consultants, licensors, third-party service providers, websites through which any CyberDefender product is downloaded with CyberDefender's consent (including any Person owning, operating, managing or controlling such website), indemnitees, insurers, subrogees and any and all agents, predecessors, successors, and assigns of any of the foregoing.

"***Releasing Party***" means the Plaintiffs and each Class Member (on behalf of themselves, and each of their past, present or future officers, directors, agents, employees, employers, legal representatives or other representatives of any kind, trustees, spouses, parents, children, heirs, associates, affiliates, subsidiaries, partners, heirs, executors, administrators, devisees, predecessors, successors, and assigns, in their capacity as such).

"***Settlement Class,***" "***Settlement Class Member***" ***or*** "***Class Member***" means and refers to the Persons in the fifty (50) states, the District of Columbia, and the territories of the United States of America who have purchased a CyberDefender Product/Service at any time up to and including the date of entry of the Preliminary Approval Order *except that* excluded from the Settlement Class are the following: (i) Persons who have validly opted-out; (ii) the Claims Administrator, (iii) the Defendant, and any parent, subsidiary, affiliate or control person of the

Defendant; (iv) the officers, directors or employees of the Defendant; (v) any judge presiding over the Action, and (vi) the immediate family members of any such Person(s).

"***Settlement Class Notice***" means the form of Court-approved notice (or notices) informing Class Members of, among other things, the material terms of the proposed Settlement. The Parties propose that the Court approve the notices substantially in the form attached to this Agreement as Exhibit 1.

"***Settlement Fund***" shall have the meaning set forth in section I.B.1.

I. TERMS OF SETTLEMENT

A. Service Improvements and Assurances

CyberDefender has agreed as follows:

1. As soon as practicable but in no event later than fourteen (14) days after the Effective Date and continuing for so long as such statement is accurate, CyberDefender will include in its Terms of Service ("***TOS***") or other pertinent agreements, a statement substantially consistent with the following:

> The diagnostic scan using [EDC] may include among the results for tracking cookie objects a cookie used by one or more of the websites on which you reviewed or downloaded a CyberDefender product.

2. As soon as practicable but in no event later than fourteen (14) days after the Effective Date and continuing for so long as such statement is accurate, CyberDefender will include in the privacy policy posted on its website, a statement substantially consistent with the following:

> The information gathered by means of cookies and log files consists of your Internet address (Internet Protocol Address), a referring URL (the

web site that caused you to visit our Websites), your browser type, and information about the length of time you devoted to visiting our Websites. It does not include [Personal Identifying Information.]

3. As soon as practicable but in no event later than fourteen (14) days after the Effective Date and continuing for so long as such statement is accurate, CyberDefender will include in its TOS or other pertinent agreement, a statement substantially consistent with the following:

> The scans, including diagnostic scans, using registry errors detected by [RC] will likely include some registry errors which would be generated by the Windows Operating System as a result of routine operations, including for example, the downloading and installation of Windows updates. In most instances the scans will include some registry errors which would appear on a clean PC, never connected to the Internet, with no program installed except the Windows Operating System. In most instances, the scans will include a small number of registry errors which will reappear after they have been cleaned by [RC] even if no additional programs or program updates are installed on the computer. After RC has removed registry errors, scans conducted by RC within a twenty-four hour period will not report any registry errors.

4. Continuing until the Effective Date, CyberDefender shall adhere to, and set forth in its TOS, a refund policy substantially consistent with the following:

> For CyberDefender downloaded software:
>
> > Within thirty (30) days of purchase, if for any reason you are not completely satisfied with your Software, simply call us toll free at (888) 427-9359 to arrange your refund. We will process your credit within ten business days or sooner. For credit and debit card refunds, your bank may take up to two billing cycles to post the credit to your account. If you have any questions, please telephone us toll free at (888) 427-9359.
>
> For CyberDefender Software Shipped on CD, DVD or Other Media:

If you purchased Software on a CD, DVD, or other media and you want a refund for any reason, return the media to us within thirty (30) days of your purchase. The media must be returned to us in its original condition. Send it to: CyberDefender Corporation, 617 West 7th Street, Suite 1000, Los Angeles, California 90017. Please use this address only for CD, DVD or other media returns.

Once we receive your media, we will process your credit within ten business days. For credit and debit card refunds, your bank may take up to two billing cycles to post the credit to your account. If you have any questions, please telephone us toll free at (888) 427-9359.

For CyberDefender Technical Support Services:

We guarantee our work but, in the event we cannot resolve the matter for which you purchased CyberDefender LiveTech (or CyberDefender LiveTech PRO, when available) services within ten (10) business days, you may request a refund. Please telephone us toll free at (888) 427-9359. Beginning ten days after purchase, LiveTech services are non-refundable.
In order to qualify for a LiveTech refund:

(1) You must have allowed CyberDefender access to your computer as requested to perform diagnostics and problem mitigation. Our process is to escalate difficult cases through our technician expertise levels, which may mean that you will need to have several diagnostic sessions to ultimately solve your computer problem; and

(2) You must have followed recommendations prescribed by CyberDefender personnel, or allowed CyberDefender personnel to perform required operations, including; installation of appropriate software and required updates, adjusting of settings, the deletion of suspicious files.

5. CyberDefender shall act in good faith in processing refund requests and making refund payments that it is obligated to make pursuant to the refund policies set forth in section I.A.4, for so long as the refund policies are in effect.

6. Until the earlier of (x) a date three years after the Effective Date, or (y)

such time as CyberDefender ceases to auto-renew licenses for its software products, CyberDefender will include in its TOS or other pertinent agreements, a statement substantially consistent with the following:

> Payments for Purchases and Automatic Renewals
>
> When you purchase Software Licenses and Services, you are entitled to use the Software and Services for the duration of the initial period you purchase, which is set forth in the documents and information relating to your purchase (the "Initial Subscription"). At the end of the Initial Subscription, CyberDefender automatically will renew your Software License for successive periods of the same duration as the Initial Subscription to ensure that you have the continuing protection provided by the software and there is no interruption in that protection. CyberDefender automatically renews licenses for the following products: CyberDefender Early Detection Center; CyberDefender Registry Cleaner; and CyberDefender Identity Protection Service.
>
> Please read carefully the following important information regarding automatic renewals:
>
> CyberDefender automatically will renew your Software License for the products identified above, using the payment method you authorized for your purchase, at the then current renewal price. CyberDefender will notify you by email, sent to the email address you provided in connection with your purchase, prior to the renewal date, of the impending renewal, the renewal deadline and the renewal price. CyberDefender automatically will renew Software Licenses for successive renewal periods unless you cancel the automatic renewal service. You may cancel the automatic renewal service at any time prior to the first renewal date by telephoning CyberDefender at (888) 427-9359 toll free during normal business hours. Business hours are posted in the Support section on the CyberDefender website, which is cyberdefender.com.
>
> All purchases of Software Licenses automatically will be charged or funds withdrawn by electronic transfer from your account, depending on which payment method you have authorized, on the initial date of purchase. Renewal payments are billed on or about the last day of the Initial Subscription and each anniversary thereafter until the Software License is terminated.
>
> CyberDefender may, in its sole discretion, offer an extended payment plan ("Payment Plan") to certain customers for the purchase of Software Licenses and Services. Customers who elect Payment Plans are obligated contractually to make

the installment payments required by the Payment Plan. Customers electing a Payment Plan make their first payment at the time the Software License is purchased or the Services are rendered, and subsequent payments are made thirty days following the date of the initial payment and every thirty days thereafter until the entire amount due under the Payment Plan has been paid. Subsequent payments may be charged automatically to the customer's credit card as provided or withdrawn by electronic transfer from the customer's account, depending on which payment method the customer has selected.

7. CyberDefender agrees that if CyberDefender determines to auto-renew subscriptions for a Live Tech service, CyberDefender will include in the terms of service agreement for such service a statement pertaining to auto-renewals of that service essentially consistent with the statement set forth in section I.A.6, above for auto-renewals of product licenses.

B. Settlement Payments

1. ***Settlement Fund.*** The Settlement Fund shall be up to Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000.00) and shall consist of the following components: (a) the total amount of CyberDefender's payments on Approved Claims, as provided for in section I.B.2 ("***Settlement Fund Component A***"); (b) 85% of the total amount of all CyberDefender's refund payments to Product/Service purchasers between September 1, 2010 and thirty (30) days after entry of Judgment, inclusive, including without limitation refund payments paid pursuant to section I.A.4, the total amount of this component not to exceed $7 million ("***Settlement Fund Component B***"); (c) CyberDefender's payment of the Fee Award, as provided for in section I.B.3 ("***Settlement Fund Component C***"); and (e) CyberDefender's payment of the Incentive Award, as provided for in section I.B.4 ("***Settlement Fund Component D***"). The Settlement Fund represents the limit and extent of CyberDefender's monetary

obligations under this Agreement. In no event shall the amount of the Settlement Fund exceed Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000.00). In the event the sum of Settlement Fund Components A through D would otherwise exceed $9,750,000.00, Settlement Fund Component A shall be reduced by the amount necessary so that the total Settlement Fund (the sum of Settlement Fund Components A through D) is exactly $9,750,000.00.

2. ***Cash payments on Approved Claims.*** Settlement Class Members who have submitted an Approved Claim (as established in accordance with sections IV.A-D below) shall be entitled to a payment of Ten Dollars ($10.00), subject to the other provisions of this Agreement, *except that, notwithstanding the foregoing*, in the event Settlement Fund Component A is reduced pursuant to section I.B.1 in order that the sum of Settlement Fund Components A through D does not exceed $9,750,000.00, the cash payment per Approved Claim shall be reduced below Ten Dollars ($10.00) in order to allocate the reduced amount of Settlement Fund Component A pro rata among the Approved Claims.

3. ***Fee Award. CyberDefender agrees*** to pay to Class Counsel, subject to Court approval, a Fee Award in amount not to exceed One Million Six Hundred and Twenty-Five Thousand Dollars ($1,625,000.00). CyberDefender will not object to or otherwis***e challenge or undermine****, or solicit others to obj*ect or otherwise challenge or undermine, Class Counsel's application for a Fee Award not to exceed One Million Six Hundred and Twenty-Five Thousand Dollars ($1,625,000.00). Class Counsel will not apply to the Court for a Fee Award exceeding One Million Six Hundred and Twenty-Five Thousand ***Dollars ($1,625,000.00)*** and waives payment by CyberDefender of any Fee Award in excess of that amount. CyberDefender shall pay the Fee Award by wire transfer to Class Counsel with***in thirty (30) days aft***er the later

of the Effective Date or the date the Fee Award becomes Final, *except that* CyberDefender shall pay the Fee Award within thirty (30) days after the Judgment or other Court order entering the Fee Award if Class Counsel: (i) executes a suitable undertaking to pay the Fee Award back to CyberDefender in the event a Termination Notice is given pursuant to sections I.D.1, I.D.2 or I.D.3, or it becomes clear that the Effective Date will not occur, or the Fee Award is reversed, vacated or modified; and (ii) Class Counsel provides adequate security for the undertaking in a form acceptable to CyberDefender.

4. ***Incentive Award.*** In addition to any settlement benefit under the Agreement, and in recognition of their efforts on behalf of the Settlement Class, the Class Representatives shall, subject to Court approval, share in an Incentive Award not to exceed Three Thousand Dollars ($3,000.00) as appropriate compensation for their time and efforts serving the Class in the Action and as compensation for Plaintiffs' settlement and release of their individual (not class certified) claims herein. CyberDefender shall pay the Incentive Award by wire transfer to Class Counsel within thirty (30) days after the later of the Effective Date or the date that the Incentive Award becomes Final. Class Counsel shall distribute the Incentive Award to the Class Representatives according to the terms herein. CyberDefender shall not be liable in any way for the Incentive Award after wiring the amount of the Incentive Award to Class Counsel.

5. CyberDefender is entitled to the return of all amounts which CyberDefender: (i) advances to the Claims Administrator in excess of the actual amount of Administrative Expenses; (ii) pays to Class Counsel in excess of the Final amount of the Fee Award and the Final amount of the Incentive Award. In no event will such amounts, or any

amount in excess of the sum of Components A through E as provided for in this Agreement, constitute abandoned or unclaimed property or be distributed to any Person other than CyberDefender.

6. ***Tax Consequences.*** No Form 1099 shall be issued with respect to the distributions to Class Members because the amounts are under $600. None of the Parties makes any representations regarding, or shall have any liability for, the tax consequences to any Class Member as a result of this Settlement, or any payment made or other action taken pursuant to this Settlement. Each Settling Party and each Class Member shall have responsibility for the tax consequences of this Agreement to him/her/it.

7. ***No Liability Regarding Claims Administrator.*** CyberDefender shall have no responsibility or liability concerning the appointment of the Claims Administrator or any actions taken by the Claims Administrator.

C. Release

1. In addition to the preclusive effect of any final Judgment entered in accordance with this Agreement, upon the Effective Date, the Released Parties shall be released and forever discharged from all manner of claims, demands, actions, suits, causes of action, whether class, individual, or otherwise in nature, damages whenever incurred, liabilities of any nature whatsoever, including costs, expenses, penalties and attorneys' fees, known or unknown, suspected or unsuspected, in law or equity, that any Releasing Party had or has from the beginning of time until the date of the Judgment, whether or not he, she or it objects to the Settlement and whether such claim would be made directly, representatively, derivatively or in

any other capacity, arising out of, in connection with, or in any manner relating to any CyberDefender Product/Service, including but not limited to (1) its design, use, functionality operation performance and/or provision; (2) its marketing, advertising, purchasing or sale; (3) Releasing Party's use of any CyberDefender website (including without limitation *wwwmaxmyspeed.com, www.doublemyspeed.com, www.mycleanpc.com,* and *www.antispywarefordummies.com*) on which any Product/Service was advertised, downloaded and/or purchased, (4) warranties, representations or omissions relating to any Product/Service, and (5) charges to or payments by any Releasing Party for any Product/Service or any Product/Service license or subscription ("***Settled Claims***").

2. Waiver of California Civil Code Section 1542. Section 1542 of the California Civil Code provides:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Upon the Effective Date each member of the Class will be deemed to have waived and released any and all provisions, rights, and benefits conferred by section 1542 of the California Civil Code (or by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to section 1542) with respect to the Released Claims. Plaintiffs and Class Members may hereafter discover facts in addition to or different from those which he, she, or it now knows or believes to be true with respect to the subject matter of the Released Claims, but Plaintiffs shall expressly, fully, finally and forever settle and release, and each Class Member, upon the Effective Date, shall be deemed to have, and by

operation of the Final Order and Judgment shall have, fully, finally, and forever settled and released, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including without limitation conduct that is negligent, intentional, with or without malice, and a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Plaintiffs acknowledge, and each Class Member shall be deemed by operation of the Final Order and Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the settlement of which this release is a part.

3. In addition to the releases described herein, the Representative Plaintiffs shall release on their own behalf, but not on behalf of the Class, the Released Parties from all individual claims each has brought in the Action, which release shall also be subject to a waiver of the provisions of California Civil Code section 1542 as set forth above.

4. This Agreement shall be the sole and exclusive remedy of Settlement Class Members against any Released Party relating to any and all Settled Claims. No Released Party shall be subject to liability or expense of any kind to any Settlement Class Member. Upon the occurrence of the Effective Date, each and every Settlement Class Member shall be permanently barred and enjoined from initiating, asserting and/or prosecuting any Settled Claim(s) against any Released Party in any court, tribunal, forum or proceeding, and in addition to the releases described herein, the Judgment shall contain an injunction against any Releasing Party initiating asserting or prosecuting any Settled Claim.

D. Conditions of Settlement

1. Except for provisions relating to the Fee Award and the Incentive Awards, either CyberDefender or Class Counsel shall have the right to terminate the Agreement by providing written notice of election to do so ("***Termination Notice***") within thirty (30) days of the latest of: (i) the Court's refusal to grant Preliminary Approval of this Agreement in any material respect; (ii) the Court's refusal to grant final approval of this Agreement in any material respect; (iii) the Court's refusal to enter a Judgment in this Action that is consistent with this Agreement in all material respects; or (iv) the date upon which the Judgment is modified or reversed in any material respect by any appellate court.

2. CyberDefender shall have the right, at its sole discretion, to terminate this Agreement by providing a Termination Notice on or before the later of fourteen (14) days after the expiration of the opt-out period and fourteen (14) days before the Fairness Hearing in the event that more than three hundred (300) Persons opt out of the Settlement Class pursuant to sections III.B.1-3 of this Agreement.

3. CyberDefender shall have the right, at its sole and absolute discretion, to terminate this Agreement for any reason whatsoever, by providing a Termination Notice on or before seven (7) days after the filing of the Action and Agreement with the Court.

4. In the event a Termination Notice is given pursuant to any of sections I.D.1, I.D.2 or I.D.3, or if it becomes clear that the Effective Date will not occur, then: (a) this Agreement shall be deemed null, void, and of no further force and effect other than with regard to any provision necessary to return the Parties to their respective positions as of the date one day before the Action filed, without any prejudice to any Party whatsoever; and (b) Plaintiffs shall

promptly cause the Action to be dismissed without prejudice; and (c) neither this Agreement nor the Action may be used by the Parties for any purpose whatsoever in any pending or future action, other than by CyberDefender in support of a motion to dismiss.

5. It is understood and agreed by the Parties, that, to the extent any Court order constitutes a ruling on Class Counsel's motion for attorney's fees, and to the extent that there is any appeal of or any modification or reversal on appeal of the Fee Award, this shall not operate to terminate or cancel this Agreement, to preclude the occurrence of the Effective Date, or to affect the finality of any other aspect of the Judgment or any other aspects of any orders entered pursuant to this Agreement.

E. Reservation of Rights

1. This Agreement is without prejudice to the rights of CyberDefender to: (i) seek to compel arbitration of any claim in any forum, excepting claims expressly provided for under this Agreement by class members who have not opted-out; (ii) move to dismiss the Action without prejudice pursuant to section I.D.4; (iii) oppose jurisdiction or venue with respect to any claim, excepting claims expressly provided for under this Agreement by class members who have not opted out, on grounds including without limitation forum non conveniens or the forum selection clauses or exclusive venue or jurisdiction clauses in CyberDefender's TOS or End-User License Agreements; (iv) oppose certification in any other proposed or certified class action; (v) use the certification of the Settlement Class to oppose certification of any other proposed or existing class arising out of or related to the Settled Claims.

2. Neither this Agreement, nor any negotiation, nor act performed, nor document executed, nor proceedings held pursuant to or in furtherance of this Agreement: (i) is,

may be deemed to be, or may be used as an admission of, or evidence of the existence or validity of, any claim, or of any wrongdoing, negligence, misrepresentation, violation, or liability of CyberDefender, or of any fact alleged by Plaintiffs; (ii) is, may be deemed to be, or may be used as an admission of, or evidence of any infirmity in the claims asserted by the Representative Plaintiff and Class Members; or (iii) is, may be deemed to be, or may be used as an admission of, or evidence of, any fault or omission by CyberDefender or any other person or entity in any civil, criminal or administrative proceeding in any court, administrative agency, or other tribunal, including in this Action. However, this Agreement may be used in such proceedings as may be necessary to consummate or enforce this Agreement or the Judgment; and any Released Party may file this Agreement or the Judgment in any action that may be brought against it in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

F. Public Statements

Except as otherwise agreed in writing between CyberDefender and Class Counsel, neither Plaintiffs nor CyberDefender nor any of their attorneys (including Class Counsel and CyberDefender's counsel), agents or representatives will make or cause to be made any public announcement or similar communication other than one substantially in the form of the respective form public announcements, attached hereto as Exhibits 3 and 4 ("***Form Public Announcements***"). No Form Public Announcement or similar communication shall be released until after the date of entry of the Preliminary Approval Order, except that, in CyberDefender's sole discretion, CyberDefender may release earlier than the date of entry of the Preliminary

Approval Order the Form Public Announcement attached hereto as Exhibit 4. Any public statement or comment regarding the Agreement, the Action, or the claims made in the Action shall substantially present the same information as that set forth in the respective Form Public Announcements. Nothing in this paragraph shall restrict: (a) statements made in papers filed with the Court or any other court of competent jurisdiction in connection with the Agreement; (b) publication on the Settlement Website of the materials identified in section III.A.1; (c) information on Class Counsel's website materially identical to that contained in the Form Public Announcements; or (d) such disclosures by CyberDefender as are required under applicable laws, regulations and rules (such as securities laws and accounting rules).

II. <u>COURT APPROVAL OF THE SETTLEMENT</u>

A. Preliminary Approval

Promptly after June 1, 2011, Class Counsel shall submit this Agreement to the Court and shall apply to the Court for the entry of a preliminary approval order which shall provide for all the following ("***Preliminary Approval Order***"):

a. Appointment of the Class Representatives as the representatives of the Settlement Class;

b. Appointment of Class Counsel to represent the Settlement Class;

c. Certification of the Settlement Class under the Illinois Code of Civil Procedure for settlement purposes only and without prejudice to CyberDefender's right to contest class certification if the Agreement is not approved;

d. Preliminary approval of this Agreement for purposes of issuing notice to the Settlement Class;

e. Approval of the form and contents of the Settlement Class Notice and the method of its dissemination to members of the Settlement Class;

f. Provision for appropriate confirmatory discovery; and

g. The Fairness Hearing to be scheduled to be held on or about seventy (70) days after the entry of the Preliminary Approval Order.

B. Final Approval

Class Counsel shall file a motion noticed for hearing on or after the date selected by the Court for the Fairness Hearing, for entry of one or more orders:

a. granting final approval of the Agreement in all material respects and finding the settlement is fair, reasonable and adequate and in the best interests of the Settlement Class;

b. directing the Parties and their counsel to implement and consummate the Settlement Agreement according to its terms and provisions;

c. finding that the Settlement Class Notice and the notice methodology implemented pursuant to the Agreement constituted reasonable, due, adequate and sufficient notice to all persons entitled to receive notice, and meet all applicable requirements of Due Process, the Illinois Code of Civil Procedure, and the rules of the Court;

d. finding that Class Counsel and the Class Representatives adequately represented the Settlement Class for purposes of entering into and implementing the settlement contemplated by this Agreement;

e. granting the Fee Award to Class Counsel and an Incentive Award to the Class Representatives; and

f. entering a Judgment which shall:

(i) grant final approval of the Agreement in all material respects and find the settlement is fair, reasonable and adequate and in the best interests of the Settlement Class;

(ii) release each Released Party from any and all Settled Claims which any Releasing Party have, had, or may have in the future, against such Released Party;

(iii) dismiss all complaints in the Action with prejudice and without costs;

(iv) decree that neither the Judgment nor this Agreement constitute an admission by CyberDefender of any liability or wrongdoing whatsoever;

(v) bar and enjoin all Releasing Parties from asserting against any Released Party any and all Settled Claims which the Settlement Class Member had, has, or may have in the future; and

(vi) preserve the Court's continuing and exclusive jurisdiction over the Parties to this Agreement and all Releasing Parties, to administer, supervise, construe and enforce this Agreement in accordance with its terms for the mutual benefit of the Parties, but without affecting the finality of the Judgment.

C. Objections to Settlement

Any objection to this Agreement, and any papers submitted in support of said objection, shall be received by the Court at the Fairness Hearing, only if, on or before a date forty (40) days after entry of the Preliminary Approval Order the objector shall timely file the objector's papers with the Clerk of the Court and timely provide copies of all papers to the Claims Administrator by first class mail, postage prepaid, or by hand or overnight delivery. Objections submitted by mail must be post-marked by a date approved by the Court and specified in the Settlement Class Notice. The objector's papers must include: (i) the objector's name and address, (ii) the

objection and all arguments, citations, and evidence supporting the objection; (iii) evidence that the objector is a member of the Settlement Class; and (iv) a statement as to whether the objector intends to appear at the Fairness Hearing, either with or without counsel. The requirements of this paragraph shall be set forth in the Settlement Class Notice and any Settlement Class Member who fails to timely comply with the requirements of this paragraph shall not be permitted to object to this Agreement at the Fairness Hearing, and shall be foreclosed from seeking any review of this Agreement or the Judgment by appeal or other means.

III. CLASS NOTICE AND OPT-OUT RIGHTS

A. Settlement Class Notice shall be provided as follows:

1. For the period commencing on the seventh day after entry of the Preliminary Approval Order and ending one day after the Claims Deadline, the Claims Administrator shall publish and maintain a website ("***Settlement Website***") which shall contain downloadable copies of the Agreement, Settlement Class Notice, Preliminary Approval Order, and Claim Forms. The Settlement Website's domain name and URL shall be mutually agreed upon by the Parties.

2. CyberDefender shall conduct a review of the business records and data in its possession of such potential Settlement Class Members' electronic mail addresses, in order to effectuate Settlement Class Notice. Within ten (10) days after entry of the Preliminary Approval Order, CyberDefender shall disseminate the Settlement Class Notice by electronic mail to any and all reasonably identifiable Persons who are potential members of the Settlement Class.

3. Electronic mail notice shall substantially conform to the form attached as Exhibit 1 and shall include a hyperlink to the Settlement Website.

B. The following provisions govern opt-out rights:

1. All Class Members shall have the right to opt out of the Settlement Class at any time during the opt-out period. The opt-out period shall expire forty (40) days after entry of the Preliminary Approval Order. Any Settlement Class Member who elects to opt out of the Settlement Class (i) shall not be bound by any orders or judgments entered in this Action; (ii) shall not be entitled to relief under, or be affected by, this Agreement; (iii) shall not gain any rights by virtue of this Agreement; and (iv) shall not be entitled to object to any aspect of this Agreement. Any Class Member who wishes to opt out of the Class may do so by mailing out to the Claims Administrator a letter clearly stating the Class Member's desire to opt out. Any Class Member who has opted out and wishes to revoke his or her request for exclusion may do so by mailing a letter stating clearly the desire to revoke the previous request for exclusion to the Class Administrator before the opt-out deadline.

2. The Claims Administrator shall provide Class Counsel and CyberDefender's Counsel with copies of all completed opt-outs on a weekly basis during the opt-out period.

3. Class Counsel shall not advise or in any way encourage any Class Member to opt out of the Class. In the event that Class Counsel is contacted by a Settlement Class Member who presents facts causing Class Counsel to have a good faith belief that the Settlement Class Member might benefit by being excluded from the class, Class Counsel will recommend that the Settlement Class Member consult with another attorney and will refrain from opining that the Settlement Class Member might benefit by being excluded from the Class.

IV. FORMAL CLAIMS PROCESS AND SETTLEMENT ADMINISTRATION

A. A claim submitted by a Settlement Class Member shall be an Approved Claim if and only if:

1. The Settlement Class Member shall have submitted a properly completed claim form substantially in the form attached hereto as Exhibit 5 ("*Claim Form*") that includes at least the following information: (a) full name, current address, phone number, and email address; (b) the Product/Service purchased; (c) date and amount of purchase; (d) a statement that the Settlement Class Member has not received a refund from CyberDefender; and (e) The date of any refund request to CyberDefender or a statement that no refund request has been submitted.

2. The claim is submitted by first class mail, postage prepaid, to the Claims Administrator no later than the Claims Deadline. A claim shall be deemed to have been submitted on the date on which Settlement Class Member's Claim is postmarked.

3. The contents of the claim must be truthful, complete, and certified under penalty of perjury.

4. The Settlement Class Member must not have received a Product/Service refund from CyberDefender at any time up to thirty days after the Claims Deadline.

5. The Settlement Class Member shall have submitted such other documents or proof as the Claims Administrator in its discretion may deem necessary in order to determine whether a claim is an Approved Claim pursuant to section IV.B.

B. CyberDefender shall have a right to review all submitted claims and all submitted claims shall be deemed Approved Claims unless CyberDefender provides notice to the Claims

Administrator and Class Counsel that a claim is not an Approved Claim. If CyberDefender provides such notice the Claims Administrator shall determine in accordance with this Agreement whether the claim is an Approved Claim. Prior to rejection of a Claim, the Claims Administrator shall attempt to communicate with the Settlement Class Member in order to attempt to remedy any curable deficiencies in the Claim submitted. The Claims Administrator shall attempt to notify, in a timely fashion and in writing, each Settlement Class Member whose Claim it proposes to reject in whole or in part, setting forth the reasons therefor.

C. Where more than one Person was identified as a buyer of a Product/Service in a purchase transaction, they shall be considered together as a single Class Member with a single Approved Claim.

D. The Claims Deadline shall be set by the Court, but is intended by the parties to be approximately thirty (30) days after the entry of Judgment. The Claims Deadline shall be clearly set forth in the notice to be provided in the Settlement Class Notice, the Claim Form and the Preliminary Approval Order, and the Judgment.

E. Any Releasing Party who has not submitted an Approved Claim will not be entitled to receive the cash payment made on Approved Claims, but will otherwise be bound by all of the terms of this Agreement, and the Judgment, including the releases and injunctions provided for herein and therein.

F. Each Settlement Class Member shall be deemed to have submitted to the jurisdiction of the Court with respect to such Class Member's Claim, and such Claim will be subject to investigation and discovery under the Illinois Code of Civil Procedure, provided that such investigation and discovery shall be limited to a person's status as a Class Member

submitting an Approved Claim and shall not be allowed on the merits of the Action or of the Agreement.

G. CyberDefender shall pay all Approved Claims no earlier than five (5) days and no later than sixty (60) days after the Effective Date or according to such other reasonable dates after the Effective Date as the Court may set. CyberDefender shall pay Approved Claims by check and deliver such checks by first class mail, postage prepaid. On the Court's request, CyberDefender shall provide a report of all amounts paid to members of the Settlement Class on account of Approved Claims.

H. The Claims Administrator shall maintain reasonably detailed records of its activities under this Agreement, shall also provide reports and other information to the Court as the Court may require, and shall provide Class Counsel and CyberDefender's Counsel with information concerning notice, administration and implementation of the Settlement. On the Court's request, the Parties, in conjunction with the Claims Administrator, shall submit a timely report to the Court summarizing the work performed by the Claims Administrator.

I. Class Counsel shall pay all reasonable fees, costs and expenses incurred by the Claims Administrator in performing the services it is obligated to perform under this Agreement, which services will include expenses incurred in connection with: (i) the posting, promoting, internet hosting and publishing the Settlement Class Notice; (ii) the Settlement Website; and (iii) the processing and review of claims submitted by Settlement Class members pursuant to this Agreement. CyberDefender shall have no responsibility for the fees, costs and expenses incurred by the Claims Administrator.

V. MISCELLANEOUS PROVISIONS

A. The Parties acknowledge that it is their intent to consummate this Agreement and agree to use their best efforts and to act in good faith to cooperate to the extent necessary to effectuate and implement all terms and conditions of this Agreement and to accomplish the terms and conditions of the Agreement. Class Counsel and CyberDefender's Counsel agree to cooperate with one another in seeking entry of the Preliminary Approval Order and the Judgment.

B. This Agreement including all exhibits hereto, shall constitute the entire Agreement among the Parties with regard to the subject matter of this Agreement and shall supersede any previous agreements, representations, communications and understandings among the Parties with respect to the subject matter of this Agreement.

C. This Agreement may not be changed, modified, or amended except in writing signed by all Parties, subject to Court approval. The Parties contemplate that, subject to Court approval or without such approval where legally permissible, the exhibits to this Agreement may be modified by subsequent agreement of CyberDefender's Counsel and Class Counsel prior to dissemination to the Settlement Class.

D. Class Counsel represents that it is authorized to sign this Agreement on behalf of the Plaintiffs; and CyberDefender's counsel signing below represents that she/he is authorized to sign this Agreement on behalf of CyberDefender.

E. Except as otherwise provided herein, each Party shall bear its own attorneys' fees and costs.

F. In addition to the discovery received and investigation conducted by Class Counsel, CyberDefender shall provide to Class Counsel such additional discovery and information as reasonably necessary to confirm any material representations made by CyberDefender that form the basis of this Agreement. Should the occasion arise, the Parties shall cooperate in seeking any third-party discovery as may be reasonably necessary and appropriate, and said additional discovery is to be completed prior to the Fairness Hearing.

G. This Agreement may be executed in one or more original, photocopied, or facsimile counterparts and shall be binding (subject to Court approval) when so executed. All executed counterparts and each of them shall be deemed to be one and the same instrument. Class Counsel and CyberDefender's Counsel shall exchange original signed counterparts and a complete copy of the executed counterparts shall be filed with the Court.

H. This Agreement shall be binding upon, and inure to the benefit of, the successors, assigns, executors, administrators, heirs, and legal representatives of the Parties, provided, however that no assignment by any Party shall operate to relieve such party of its obligations hereunder.

I. All terms of this Agreement and the exhibits hereto shall be governed by and interpreted according to the laws of the State of California (the state in which CyberDefender is located), without regard to its rules of conflicts of law.

J. Any headings in this Agreement are used for purposes of convenience and ease of reference only and are not meant to have any legal effect, nor are they intended to influence the construction of this Agreement in any way.

K. The waiver by one party of any breach of this Agreement by any other party shall not be deemed a waiver of any other breach of this Agreement. The provisions of this Agreement may not be waived except by a writing signed by or on behalf of the waiving party.

L. The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Agreement, and all Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Agreement.

M. Any notice, instruction, application for Court approval or application for Court orders sought in connection with this Agreement or other documents to be given by any Party to any other Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to CyberDefender to the attention of CyberDefender's Counsel or respective representatives and to Class Counsel on behalf of the Settlement Class, or to other recipients as the Court may certify. All notices to the Parties or counsel required by this Agreement, except opt-outs and objections, shall be made in writing and communicated by facsimile and mail to the following addresses:

If to Plaintiffs or Plaintiffs' Counsel or Class Counsel:

Jay Edelson, Esq.
Edelson McGuire LLC
350 North LaSalle, Suite 1300
Chicago, Illinois 60654

If to CyberDefender or CyberDefender's Counsel:

Ralph F. Hirschmann, Esq.
Hirschmann Law Group, P.C.
707 Wilshire Boulevard, Suite 3260
Los Angeles, California 90017

N. Subject to Court approval, the Parties may agree to reasonable extensions of time to carry out any of the provisions of this Agreement.

O. This Agreement has been and shall be deemed to have been drafted by all Parties hereto, as a result of arm's-length negotiations among the Parties. Whereas all Parties have contributed substantially and materially to the preparation of this Agreement, it shall not be construed more strictly against one party than another.

P. Except as provided for in this Agreement with regard to Class Counsel, CyberDefender and the Released Parties, no provision of this Agreement provides any rights, intended, incidental or otherwise, to any Person that is not a Settlement Class Member.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on their behalf by their duly authorized counsel of record, all as of the day set forth below.

AGREED:

PLAINTIFFS by their attorneys:

CLASS COUNSEL

Dated: May ___, 2011

Edelson McGuire LLC

Jay Edelson
Edelson McGuire LLC
350 North LaSalle, Suite 1300
Chicago, IL 60654
Telephone: 312.589.6370
Facsimile: 312.589.6378
jedelson@edelson.com

On Behalf of Plaintiffs and the Class

CYBERDEFENDER CORPORATION

Dated: May 6 2011

CyberDefender Corporation, a Delaware corporation

Gary Lloyd
Senior Vice President, Business and Legal Affairs
CyberDefender Corporation
617 West 7th Street, Suite 1000
Los Angeles, CA 90017
Telephone: 213.689.8631 (x. 153)
Facsimile: 213.652.1839
gary.lloyd@cyberdefender.com

EXHIBIT 1

State of Illinois, Circuit Court of Cook County
Law Department, Chancery Division

Thurman, et. al v. CyberDefender Corporation, Case No. ______

IF YOU PURCHASED CYBERDEFENDER CORPORATION'S SOFTWARE AND/OR SERVICES MARKETED UNDER ITS OWN NAME OR UNDER OTHER BRAND NAMES SUCH AS, WITHOUT LIMITATION, WWW.MAXMYSPEED.COM, WWW. DOUBLEMYSPEED.COM, WWW.MYCLEANPC.COM AND WWW.ANTISPYWARE FORDUMMIES.COM, YOU COULD BE ENTITLED TO A PAYMENT OF UP TO $10 UNDER A CLASS ACTION SETTLEMENT.

A Court authorized publication of this notice. This is not a solicitation from a lawyer.

- The Settlement will provide a refund payment up to $10 for residents of the United States who purchased one or more of CyberDefender Corporation's ("CyberDefender") software and/services on or before **[DATE]** and who submit a valid claim form on or before **[40 days after entry of the Preliminary Approval Order]**.

- The Settlement provides that CyberDefender will provide certain disclosures to consumers with respect to the nature of its software and services. In addition, the Settlement provides that CyberDefender will continue and adhere to its refund policies.

- Your legal rights are affected whether you act or not. Read this notice carefully.

YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT:	
SUBMIT A CLAIM FORM	The only way to be eligible for a refund payment of up to $10.
EXCLUDE YOURSELF	Get no payment under the Settlement. This is the only option that allows you to ever be part of any other lawsuit against CyberDefender about the legal claims in the case.
OBJECT	Write to the Court about why you don't like the settlement.
GO TO A HEARING	Ask to speak in Court about the fairness of the settlement.
DO NOTHING	Get no payment under the Settlement. Give up rights.

- Your rights and options—and the deadlines to exercise them—are explained in this notice.

- The Court in charge of this case still has to decide whether to approve the Settlement. The hearing on the Court decision whether to approve the Settlement

will be held on **[date]** (the "Fairness Hearing"). CyberDefender will issue refund payments under the Settlement after the Court approves the Settlement and any appeal related to this lawsuit is resolved in favor of the Settlement. Please be patient.

WHAT THIS NOTICE CONTAINS

BASIC INFORMATION

1. What is the Lawsuit and Settlement About?

Plaintiffs brought a class action lawsuit against CyberDefender Corporation ("CyberDefender") in connection with the design, marketing and sale of its computer software products and services. Plaintiffs also alleged that the CyberDefender has failed to abide by its refund policies. CyberDefender denied and continues to deny any wrongdoing. To resolve this matter without the expense and uncertainties of litigation, Plaintiffs and CyberDefender have entered into the Settlement. The Court has given preliminary approval of the Settlement, and will make a final determination regarding the Settlement after Class Members are given this Notice and the opportunity to object.

>>**Click Here to Download a Copy of the Settlement Agreement**<<

2. Am I a Class Member?

You are a Class Member, and your rights are affected by the Settlement, if you are a person in the United States who, prior to **[Date]**, purchased any CyberDefender products or services, including but not limited to, its registry cleaner and personal computer optimization products, anti-spyware/anti-malware/anti-virus products, remote technical services, identity protection software and services, credit monitoring software and services, identity protection insurance or guarantees, and online backup software or services regardless of whether such software products and services were marketed under CyberDefender's name or under brand names such as, without limitation, those associated with *www.maxmyspeed.com*, *www.doublemyspeed.com*, *www.mycleanpc.com* and *www.antispywarefordummies.com*. These products and services include but are not limited to any and all versions and builds of:

- *AntiSpyware For Dummies*
- *CyberDefender Anti-Spyware 2006*
- *CyberDefender Early Detection Center*
- *CyberDefender FamilyPak*
- *CyberDefender FREE*
- *CyberDefender Gladiator*
- *CyberDefender Identity Protection Service*
- *CyberDefender Identity Protection Service with Credit Monitoring*
- *CyberDefender MyIdentityDefender*
- *CyberDefender Online Backup*
- *CyberDefender Registry Cleaner*
- *CyberDefender Security Toolbar*
- *safeSEARCH Toolbar*
- *CyberDefenderCOMPLETE*
- *CyberDefenderPREMIUM*
- *CyberDefenderULTIMATE*

- *LiveTech*
- *LiveTech One Time Resolution*
- *MyIdentityDefender*
- *Remote PC Repair Services*
- *safeSEARCH.*

You cannot participate in the Settlement if you are an officer, director, agent, servant, control person, or employee of CyberDefender, or any of CyberDefender's parents, subsidiaries, or affiliates; the judge presiding over this lawsuit; the Claims Administrator; or the immediate family member of any of these persons.

SETTLEMENT BENEFITS

3. What Relief is Provided To Class Members Under The Settlement?

A. Service Improvements & Assurances. CyberDefender has agreed to provide certain disclosures to consumers with respect to the nature of its software and services. In addition, CyberDefender will continue and adhere to its refund policies.

B. Cash Payment. In addition to the above-described service improvement and assurances, all Class Members will be entitled to submit a claim form for a cash payment. Class Members must submit the information required by the claim form under penalty of perjury. If the claim form is approved and the information is verified, the Class Member shall receive a check of up to $10.

4. What is the Total Settlement Amount?

CyberDefender has agreed to pay a settlement fund up to $9,750,000.00 (the "Settlement Fund"), consisting of: (a) the total amount of CyberDefender's payments on approved claim forms ("***Settlement Fund Component A***"); (b) 85% of the total amount of all CyberDefender's refund payments to Product/Service purchasers between September 1, 2010 and thirty (30) days after entry of Judgment—the total amount of this component not to exceed $7 million ("***Settlement Fund Component B***"); (c) CyberDefender's payment of the attorney fee award ("***Settlement Fund Component C***"); and (d) CyberDefender's payment of the incentive award ("***Settlement Fund Component D***"). The Settlement Fund represents the limit and extent of CyberDefender's monetary obligations under the Settlement. In no event shall the amount of the Settlement Fund exceed $9,750,000.00. In the event the sum of Settlement Fund Components A through E would otherwise exceed $9,750,000.00, Settlement Fund Component A shall be reduced by the amount necessary so that the total Settlement Fund (the sum of Settlement Fund Components A through D) is exactly $9,750,000. 00.

5. What are Class Members Giving Up in Exchange for the Relief Provided for in the Settlement?

By participating in the Settlement, you release and forever waive any and all claims, demands, actions, suits, causes of action that you may have against CyberDefender—whether you are aware of them or not—related to CyberDefender's products and/or services, including but not limited those related to the design, marketing or sale of those products and/or services. You also will be bound by all orders and judgments of the Court.

CLAIM SUBMISSION PROCEDURE

6. How Can I Make a Claim?

To receive a refund payment through the claims process, you must properly and timely submit a claim form to the Claims Administrator. To download and print your claim form, right-click on the link below to download the file:

>>**Click Here to Download a Claim Form**<<

Follow the steps below to file a claim form.

> **Step 1 – You Must First Determine Whether You Purchased CyberDefender Software or Services.** You cannot recover under the Settlement if you did not purchase CyberDefender software or services or you have already received a refund for the CyberDefender software or services that you purchased.
>
> **Step 2 – Complete a Claim Form.** Everyone who submits a claim form must provide all the required information in the "Claimant Information" section and sign the "Certification" section, under penalty of perjury, affirming that the information is complete, truthful and accurate and provided.
>
> **Step 3 – Mail Your Completed Claim Form To The Claims Administrator.** You must submit the claim form by first class mail, postage prepaid, to the Claims Administrator no later than **[30 days after entry of Judgment]**. The Claim Administrator's address is: **[INSERT ADDRESS]**.
>
> **If your claim is not postmarked on or before [30 days after entry of Judgment], your claim form will be rejected.**

7. What Happens After I Submit My Claim?

Upon receipt, the Claims Administrator will review your claim form to determine whether you are entitled to a refund under the Settlement. If your claim form is approved, CyberDefender will mail you a refund check for up to $10. The refund, however, will not be distributed until

after the Court finally approves the Settlement and all appeals relating to the lawsuit, if any, are resolved. Please be patient.

THE LAWYERS REPRESENTING YOU

8. Do I Have a Lawyer in This Case?

The Court has approved Jay Edelson, William C. Gray and Ari J. Scharg of Edelson McGuire LLC to represent you and other Class Members as Class Counsel. You will not be charged for these lawyers.

9. What Is Class Counsel's Opinion of the Settlement?

Based on their investigation and experience, Class Counsel believes that the Settlement is fair, reasonable and adequate and in the best interests of the Class Members. In making this evaluation, Class Counsel have also taken into account the expense and length of continued proceedings necessary to prosecute this class action, and similar cases through trial, verdict, judgment and appeals, and the uncertainty and the risk of the outcome of litigation especially in complex actions such as this lawsuit.

10. What Will Class Counsel Receive From the Settlement?

Under the terms of the Settlement, Class Counsel will make an application to the Court for an attorneys' fee award and reimbursement of litigation costs and expenses not to exceed $1,625,000.00 in total to be paid from the Settlement Fund. The Court will review Class Counsel's application and will decide the final amount of the fee award.

THE REPRESENTATIVE PLAINTIFFS

11. Who Are the Representative Plaintiffs?

The Representative Plaintiffs Joseph Thurman, Terry Drymon, and John Abronski are Class Members who brought this lawsuit on behalf of all the other Class Members.

12. What Will the Representative Plaintiffs Receive From the Settlement?

Under the terms of the Settlement, Class Counsel will make an application to the Court for an incentive award $3,000 to be shared equally among Messrs. Thurman, Drymon, and Abronski, over and above relief they would be entitled to under the Settlement. The incentive award will be paid from the Settlement Fund. The Court will determine the final amount of the incentive award, if any.

OBJECTING TO THE SETTLEMENT

13. May I Object to the Settlement, Attorneys' Fee Award and/or Incentive Award?

If you are a Class Member, you can object to the Settlement if you don't like any part of it. You can give reasons why you think the Court should not approve it. You may object on your own, or hire attorneys to do so at your own expense.

14. What Must I Do to Object to the Settlement, Attorneys' Fee Award and/or the Incentive Award?

The Court will consider your objection at the Fairness Hearing only if you file written objections with the Clerk of the Court and provided copies of your written objections to the Claims Administrator by first class mail, postage prepaid, or by hand or overnight delivery on or before **[40 days after entry of the Preliminary Approval Order]**. Objections submitted by mail must be post-marked by **[40 days after entry of the Preliminary Approval Order]**. If you do not comply with these deadlines you will not be permitted to object to the Settlement at the Fairness Hearing, and shall be foreclosed from seeking any review of the Settlement and all orders and judgments of the Court by appeal or other means.

Your written objections must include: (i) your name and address, (ii) the objection and all arguments, citations, and evidence supporting the objection; (iii) evidence that you are a Class Member; and (iv) a statement as to whether you intend to appear at the Fairness Hearing, either with or without counsel.

The address of the Clerk of the Court and the Claims Administrator are as follows:

THE COURT:	CLAIMS ADMINISTRATOR:
Clerk of the Court Circuit Court of Cook County, Law Dep't, Chancery Division [Address] *and* Department [ ] Circuit Court of Cook County, Law Dep't, Chancery Division [Address] *Specifying: Thurman et al. v. CyberDefender Corp.*, Case No. ______	[Address]

EXCLUDING YOURSELF FROM THE SETTLEMENT

15. Can I Exclude Myself From the Settlement and Sue on My Own?

Yes. If you do not want to be a part of the Settlement Class and receive the benefits it provides, you must submit a written request to be excluded from the Settlement to the Claims Administrator. Such a written request must provide your full name and address, the CyberDefender products and/or services that you have purchased, and state that you want to be excluded from—or "opt out of"—the Settlement. You must deliver your written request to be excluded from the Settlement to the Claims Administrator by mail, hand, or overnight delivery service to the Claims Administrator, at **[address]**.

If your request is not postmarked or received by **[40 days after entry of the Preliminary Approval Order]**, you will not excluded from the Settlement and will be bound by its terms.

If you request to be excluded from the Settlement, you will not be entitled to receive any payment provided under the Settlement and you cannot object to the Settlement.

THE COURT'S FAIRNESS HEARING

16. When and Where Will the Court Decide Whether to Approve the Settlement?

The Settlement will only take effect if the Court approves it. The Court will hold a fairness hearing on **[date]**, 2011 in Courtroom **[XXX]** of the State of Illinois, Circuit Court of Cook County, located at **[address]**. At this hearing, the Court will determine whether (1) the Settlement should be approved as fair, reasonable, and adequate and the class action should be dismissed with prejudice pursuant to the terms of the Settlement, (2) the Class Members should be bound by the release set forth in the Settlement, (3) the applications for an award of attorney's fees, costs and expenses to Class Counsel and for an incentive award to Representative Plaintiffs should be approved, and (4) any other final matters pertaining to the Settlement. The Court may adjourn or continue the hearing without further notice. We do not know how long the Court's decision will take.

17. Do I Have to Come to the Hearing?

No. Class Counsel will answer questions the Court may have. But you are welcome to come to the hearing at your own expense. If you or our attorneys decide to attend, you may not speak at the hearing unless you have filed timely written objection to the Settlement, the application for the attorneys' fee award and/or the application for the incentive award. You also may not speak at the hearing if you have excluded yourself from the Settlement.

IF YOU DO NOTHING

18. What Happens if I Do Nothing?

If you do nothing, you will not receive any money from the Settlement. But, unless you exclude yourself from the Settlement, you will not be able to file a lawsuit, continue prosecuting a lawsuit, or be part of any other lawsuit against CyberDefender concerning the legal issues in this case, ever again.

GETTING MORE INFORMATION

19. Where Can I Obtain More Information About The Settlement?

If you have any questions concerning this Notice, you may write to or call either of the following:

CyberDefender Settlement c/o Jay Edelson, Esq. William C. Gray, Esq. Ari J. Scharg, Esq. Edelson McGuire LLC 350 North La Salle, Suite 1300 Chicago, IL 60654 Telephone No.: 1-866-354-3015	CyberDefender Settlement c/o **[Claims Administrator]**

If you elect to write, please include the case name and number, and your name and your current return address on any letters, not just the envelopes.

You may also visit the website **[link]**, which is maintained by the Claims Administrator. On this website, you may download copies of the Settlement and claim forms.

Please do not contact the Court.

EXHIBIT 2

IN THE CIRCUIT COURT OF COOK COUNTY
COUNTY DEPARTMENT, CHANCERY DIVISION

JOSEPH THURMAN, TERRY DRYMON, and JOHN ABRONSKI, individually and on behalf of similarly situated individuals,	
Plaintiffs,	No. ______________
v.	
CYBERDEFENDER CORPORATION, a Delaware corporation,	
Defendant.	

CLASS ACTION COMPLAINT

Plaintiffs Joseph Thurman ("Thurman"), Terry Drymon ("Drymon"), and John Abronski ("Abronski") (collectively, "Plaintiffs"), for their Class Action Complaint, allege as follows upon personal knowledge as to themselves and their own acts and experiences and, as to all other matters, upon information and belief based upon, *inter alia*, investigation conducted by their attorneys:

1. Plaintiffs Joseph Thurman, Terry Drymon, and John Abronski bring this class action complaint against Defendant CyberDefender Corp. ("CyberDefender" or "Defendant") in conjunction with the design, sale and usage of Defendant's software products and computer services.

2. CyberDefender sells or has sold a variety of software products that Defendant claims will increase the speed of a consumer's personal computer ("PC"). These software products include principally various editions of Registry Cleaner ("RC") and Early Detection Center ("EDC"), which are sometimes marketed under brand names. RC detects and removes

certain registry errors. EDC detects and quarantines or removes certain viruses, spyware and other malware.[1] CyberDefender's software products are ordinarily licensed for a one-year term.

3. Defendant claims that these products will increase PC speeds. For example, CyberDefender claims that one product will "quickly clean your system and increase speed … get rid of infected e-mails, pop-ups and spam . . . remove dangerous spyware and viruses ... prevent annoying screen freezes, crashes and errors."

4. CyberDefender offers consumers a free downloadable diagnostic test of their computers before purchasing RC and EDC. Plaintiffs are informed and believe that the free download consists of a version of RC or EDC (but not both), sufficient to scan and identify registry errors or malware, respectively, but with certain other capabilities locked. If the consumer does not elect to purchase the software, he will not be able to make further use of RC or of the anti-spyware components in EDC (*e.g.*, to eliminate the errors identified in the RC diagnostic scan or the spyware detected in the EDC diagnostic scan).

5. CyberDefender also sells or has sold remote technical support services for personal computers, including without limitation CyberDefenderCOMPLETE, CyberDefenderPREMIUM, CyberDefenderULTIMATE. These services are sold on a subscription basis. These three services claim to address virtually any computer problem, not just malware and registry errors.

6. CyberDefender software has been accompanied by a thirty-day money-back guarantee, stating essentially the following:

> For CyberDefender downloaded software:
> Within 30 days of purchase, if for any reason you are not completely satisfied with your CyberDefender software, simply call us at (888) 427-9359 toll-free to arrange for your refund.

---

[1] "Malware" is a general term used to refer to a wide variety of malicious software that may be surreptitiously installed on a user's PC.

7. CyberDefender Live Tech subscriptions have been accompanied by a guaranty stating in substance as follows:

> For CyberDefender LiveTech services:
>
> We guarantee our work, but in the rare case where we cannot resolve the issue you initially purchased LiveTech services for within 10 (ten) business days, you may request a refund*. Simply call us at (888) 427-9359 toll-free. After 10 (ten) days from purchase, LiveTech services are non-refundable, however you may cancel future LiveTech service renewals by simply calling us at (888) 427-9359. If you have contracted for LiveTech services via a Payment Plan, you are responsible for the subsequent payments until the terms of your agreement have been satisfied.
>
> *Terms and conditions for LiveTech refunds:
>
> 1) You must have allowed CyberDefender access to your computer as requested to perform diagnostics and problem mitigation. Our process is to escalate difficult cases through our technician expertise levels which may mean that you will need to have several diagnostic sessions to ultimately solve your computer problem.
>
> 2) You have followed recommendations prescribed by CyberDefender staff, or allowed CyberDefender staff to perform required operations, including: installation of appropriate software and required updates, adjusting of settings, the deletion of suspicious files.

8. CyberDefender automatically renews or has automatically renewed its customers' subscriptions to technical support services and its customers' licenses for software products.

PARTIES

9. Plaintiff Joseph Thurman is a resident of Chicago, Illinois.

10. Plaintiff Terry Drymon is severely disabled and a resident of Las Vegas, Nevada.

11. Plaintiff John Abronski is a disabled veteran and a resident of Telford, Pennsylvania.

12. Defendant is a Delaware corporation headquartered in Los Angeles County, California, at 617 West 7th Street, Los Angeles, California 90017. CyberDefender is publicly

traded on the NASDAQ and has over three-hundred (300) employees. Defendant does business throughout the State of Illinois and the world.

JURISDICTION AND VENUE

13. The Court has personal jurisdiction over this action pursuant to 735 ILCS 5/2-209(a)(1) because the Defendant does business in Illinois. Plaintiff Joseph Thurman is a resident of Illinois, and Defendant committed tortious acts within Illinois.

14. Venue is proper because Defendant does business in Cook County and the cause of action arose, in substantial part, in Cook County.

FACTUAL BACKGROUND

Registry Cleaner and Its Diagnostic Scan

15. RC's diagnostic scan includes in the scan results registry errors which are inherent in the Windows operating system, some of which will be recreated by Windows almost instantly after the consumer purchases RC and uses RC to remove the errors detected by RC in the diagnostic scan.

16. Through their attorneys, Plaintiffs have employed independent cyber security experts to investigate CyberDefender's software. After a fresh installation of Windows XP on a clean virtual PC, never connected to the Internet, RC detected over one hundred and fifty-one (151) errors on the pristine PC.

17. After RC removes errors identified in the scan, scans conducted during the next twenty-fours do not display registry errors, including registry errors that were created during that period.

18. Some consumers have reported that CyberDefender software actually slows down their PC, which can cause crashes and attendant loss of data.

Some CyberDefender Customers Have Not Received Refunds and Some Customers' Subscriptions Have Been Renewed Without Sufficient Notice and Authorization

19. Despite CyberDefender's express refund policies, CyberDefender's telephone representatives have failed to process a material number of refund requests. Plaintiffs are informed and believe that inadequately supervised telephone representatives have intermittently told customers that their money is being refunded yet never actually processed the refund, placed consumers on hold for extended periods, told customers that another representative will send them an e-mail that was not in fact sent, refused to allow the customer to speak with a supervisor, failed to process the full amount of the refund, and provided inaccurate information in connection with refund requests.

20. Defendant has automatically renews its customers' yearly subscriptions to technical support services without adequate notice or authorization.

CyberDefender's Marketing Practices

21. CyberDefender has used a variety of marketing practices including without limitation: (i) citing favorable reviews by marketing partners; (ii) inaccurately citing user ratings on sites such as CNET.com; (iii) claiming that software products categorically improve computer speed although the actual improvements depend on the state of the consumer's computers; and (iv) posting an inadequately research and compiled report on its website regarding enhancement of computer speed by CyberDefender's products.

22. CyberDefender also has requested its own customer service representatives to respond to internet blogs critical of CyberDefender or its products and services.

FACTS RELATING TO PLAINTIFFS

23. In or around January of 2011, Thurman visited a site owned and operated by Defendant.

24. At that time, Thurman performed a scan on his PC offered on Defendant's website.

25. The scan offered by Defendant indicated that errors were located on his PC.

26. The results of the scan indicated that these errors could negatively affect that performance of Thurman's computer.

27. The website owned by Defendant informed Thurman that he could purchase products sold by Defendant to remove these errors.

28. Thurman paid monies to the Defendant in exchange for software products.

29. Since downloading Defendant's software onto his PC, Thurman has experienced problems with his computer and has not noticed any improvements to his PC's performance.

30. Plaintiff Terry Drymon is a sixty-one (61) year-old Navy veteran who lives on a monthly pension from the Veteran Affairs Department and suffers from numerous debilitating health problems, forcing him to rely heavily upon the Internet for day-to-day activities.

31. On or around April 1, 2010, Drymon saw a CyberDefender advertisement on television advertisement describing PC-speed enhancing software for approximately $14 dollars that would eliminate viruses and malware. Upon calling CyberDefender, he was convinced by a sales representative to purchase software and services costing approximately $229 dollars. Drymon was informed that this price included coverage for numerous computers, however, when he later called to add his software to a second computer, he was told that it would cost him several hundred extra dollars.

32. The "technical support" services that were provided to Drymon by CyberDefender involved a technician remotely logging into his computer and using third-party software (rather than CyberDefender's own proprietary software that Drymon paid for) to remedy the alleged errors on his PC.

33. After downloading CyberDefender, Mr. Drymon began experiencing multiple problems with his computer, each of which did not exist before the download. Mr. Drymon grew frustrated with these problems and others relating to poor customer service and asked for a refund per CyberDefender's policy. CyberDefender has not refunded all of Mr. Drymon's money.

34. Plaintiff Jonathan Abronski, Sr. ("Abronksi") is a sixty (60) year old disabled Veteran of the Marines Corp. On or around August 17, 2009, Abronski purchased CyberDefender software for approximately $79 dollars. CyberDefender's software consistently informed Abronski that his computer was infected with numerous instances of viruses or other malware. Abronski discovered CyberDefender's anti-virus software through an online search engine.

35. On or around August 17, 2010, CyberDefender, without notice or authorization, again charged Abronski's bank account approximately $79 dollars. Abronski contacted CyberDefender eleven (11) times attempting to dispute these charges. CyberDefender's customer support claimed that, despite their ability to charge Abronski's bank account, they could not locate his name in their system. Ultimately, Abronski was unable to receive a refund from CyberDefender.

CLASS ALLEGATIONS

36. Plaintiffs Joseph Thurman, Terry Drymon, and John Abronski bring this action pursuant to Fed. R. Civ. P. 23(b)(2) and 23(b)(3) on behalf of themselves and a class of similarly situated individuals (the "Class") defined as follows:

> Persons in the fifty (50) states, the District of Columbia, and the territories of the United States of America who have purchased a CyberDefender Product/Service.

Excluded from the Class are Defendant, its legal representatives, assigns, and successors, and any entity in which Defendant has a controlling interest. Also, excluded is the judge to whom this case is assigned and the judge's immediate family.

37. **Numerosity**: The exact number of Class members is unknown to Plaintiffs at this time, but on information and belief, Defendant has contracted with thousands of Class members throughout the country, making joinder of each individual member impracticable. Ultimately, the Class members will be easily identified through Defendant's records.

38. **Typicality**: Plaintiffs' claims are typical of the claims of the other members of the Class. Plaintiffs and the Class sustained damages as a result of Defendant's uniform wrongful conduct during transactions with Plaintiffs and the Class. Plaintiffs' claims are typical of the claims of all of the other members of the Class.

39. **Adequate Representation:** Plaintiffs will fairly and adequately represent and protect the interests of the Class, and has retained counsel competent and experienced in complex litigation and class actions. Plaintiffs have no interests antagonistic to those of the Class, and Defendant has no defenses unique to Plaintiffs. Plaintiffs and their counsel are committed to vigorously prosecuting this action on behalf of the members of the Class, and have the financial resources to do so. Neither Plaintiffs nor their counsel have any interest adverse to those of the other members of the Class.

40. **Appropriateness:** This class action is appropriate for certification because class proceedings are superior to all other available methods for the fair and efficient adjudication of this controversy and joinder of all members of the Class is impracticable. The damages suffered by the individual members of the Class will likely be small relative to the burden and expense of individual prosecution of the complex litigation necessitated by Defendant's wrongful conduct. Thus, it would be virtually impossible for the individual members of the Class to obtain effective relief from Defendant's misconduct. Even if members of the Class could sustain such individual litigation, it would not be preferable to a class action because individual litigation would increase the delay and expense to all parties due to the complex legal and factual controversies presented in this Complaint. By contrast, a class action presents far fewer management difficulties and provides the benefits of single adjudication, economy of scale, and comprehensive supervision by a single court. Economies of time, effort, and expense will be fostered and uniformity of decisions will be ensured.

41. **Policies Generally Applicable to the Class:** This class action is also appropriate for certification because Defendant has acted or refused to act on grounds generally applicable to the Class, thereby requiring the Court's imposition of uniform relief to ensure compatible standards of conduct toward the members of the Class, and making final injunctive relief appropriate with respect to the Class as a whole. Defendant's policies challenged herein apply and affect members of the Class uniformly and Plaintiffs' challenge of these policies hinges on Defendant's conduct with respect to the Class as a whole, not on facts or law applicable only to Plaintiffs. Defendant has acted and failed to act on grounds generally applicable to Plaintiffs and the other members of the Class, requiring the Court's imposition of uniform relief to ensure compatible standards of conduct toward members of the Class.

42. **Commonality and Predominance:** Common questions of law and fact exist as to all members of the Class and predominate over any questions affecting only individual members:

a) whether Defendant has intentionally designed its software to deceive consumers into purchasing its products and services;

b) whether Defendant has breached its express warranties;

c) whether Defendant has intentionally engaged in false and misleading advertising, including but not limited to, misrepresenting itself as objective reviewers to boost third-party ratings, relying on and flawed third-party reports, and fraudulently claiming endorsements from third-parties;

d) whether Defendant's conduct described herein constitutes a breach of express warranties pursuant to the California Commercial Code;

e) whether Defendant's conduct described herein constitute a violation of the Beverly Consumer Warranty Act (Cal. Civ. Code § 1790, *et seq.);*

f) whether Defendant's conduct described herein constitute a violation of California's Unfair Competition Law (Cal. Bus. & Prof. Code § 17200, *et seq.*);

g) whether Defendant's conduct described herein constitute a violation of California's False Advertising Law (Cal. Bus. & Prof. Code §17500, *et seq.)*;

h) whether Defendant's conduct described herein constitutes a violation of California's Consumers Legal Remedies Act (Civ. Code § 1750, *et seq.*);

i) whether Defendant's conduct described herein constitutes a breach of contract;

j) whether Defendant acted negligently in designing its software product; and

k) whether Defendant acted negligently in implementing its refund policies.

43. Plaintiffs reserve the right to revise the foregoing "Class Allegations" and "Class Definitions" based on facts learned in discovery.

FIRST CAUSE OF ACTION
Breach of Express Warranties
Pursuant to Cal. Comm. Code § 2313
(On Behalf of Plaintiffs and the Class)

44. Plaintiffs incorporate by reference the foregoing allegations.

45. CyberDefender's uniform contracts contain a California choice of law provision.

46. Pursuant to California Commercial Code § 2313, the sale of Defendant's software was accompanied with an express warranty of merchantability created by affirmations of facts and promises made by CyberDefender through its advertising and websites.

47. Plaintiffs and the Class relied upon these affirmations and promises when purchasing Defendant's products and services.

48. The express warrant of merchantability provided by Defendant included affirmations of fact and promises that its software would truthfully identify viruses, spyware, malware, and/or other PC errors. In actuality, Defendant designed its software to identify false positives to induce consumers to purchases its products and services.

49. By serving this complaint, Plaintiffs and the Class hereby give Defendant notice that it has breached its express warranty of merchantability. Plaintiffs and the Class request maximum damages under the California Commercial Code.

50. Defendant has also created an express warranty pursuant to California Commercial Code § 2313 through its Terms of Service by guaranteeing its customers a refund within 30 days.

51. Defendant has breached this express warranty as well.

52. Accordingly, Plaintiffs and the Class are entitled to maximum damages as provided by the California Commercial Code.

SECOND CAUSE OF ACTION
Violations of the Song-Beverly Consumer Warranty Act
Cal. Civ. Code § 1790, *et seq.*
(On Behalf of Plaintiffs and the Class)

53. Plaintiffs incorporate by reference the foregoing allegations.

54. At the time of purchasing Defendant's products, Plaintiffs and the Class were given an express warranty by CyberDefender that they may receive a full refund within thirty (30) days if they were not satisfied with CyberDefender's products.

55. Contrary to this express warranty, a number of Defendant's customers who requested refunds have not received them.

56. Accordingly, Defendant has breached its express warranty to Plaintiffs and the Class. Plaintiffs and the Class are entitled to maximum damages as provided by Cal. Civ. Code § 1794.

THIRD CAUSE OF ACTION
Violations of California's Unfair Competition Law
Cal. Bus. & Prof. Code § 17200, *et seq.*
(On Behalf of Plaintiffs and the Class)

57. Plaintiffs incorporate by reference the foregoing allegations.

58. California's Unfair Competition Law ("UCL"), Cal. Bus. & Prof. Code §§ 17200, *et seq.*, protects both consumers and competitors by promoting fair competition in commercial markets for goods and services.

59. The UCL prohibits any unlawful, unfair or fraudulent business act or practice. A business practice need only meet one of the three criteria to be considered unfair competition.

An unlawful business practice is anything that can properly be called a business practice and that at the same time is forbidden by law.

60. Defendant has violated the "unfair" prong of the UCL in that it gained an unfair business advantage by engaging in the conduct described in paragraphs 15 and 17 through 21 above.

61. Defendant has violated the "fraudulent" prong of the UCL by engaging in the conduct described in paragraphs 15 and 17 through 21 above.

62. Pursuant to Cal. Bus. & Prof. Code § 17203, Plaintiffs seeks an order enjoining Defendant from continuing to engage in the unfair and unlawful conduct described herein. Plaintiffs seeks an order (1) requiring Defendant to cease the unfair and unlawful practices described herein; and, (2) awarding reasonable costs and attorneys' fees pursuant to Cal. Code Civ. Proc. § 1021.5.

FOURTH CAUSE OF ACTION
Violations of California's False Advertising Law
Cal. Bus. & Prof. Code § 17500, *et seq.*
(On Behalf of Plaintiffs and the Class)

63. Plaintiffs incorporate by reference the foregoing allegations.

64. By and through the acts described in Paragraph 21 herein, Defendant has engaged in false advertising by using fake or misleading advertisements and reviews in conjunction with its software products and services.

65. Accordingly, Plaintiffs and the Class are entitled to maximum injunctive and otherwise equitable relief as provided by Cal. Bus. & Prof. Code § 17535.

FIFTH CAUSE OF ACTION
Violation of the Consumers Legal Remedies Act
Cal. Civ. Code § 1750, *et seq.*
(On Behalf of Plaintiffs and the Class)

66. Plaintiffs incorporate by reference the foregoing allegations.

67. The Consumers Legal Remedies Act prohibits the act, use or employment by any person of any deception, fraud, false pretense, false promise, misrepresentation, concealment, suppression or omission of any material fact with intent that others rely upon such act in connection with the sale or advertisement of any merchandise whether or not any person has in fact been misled, deceived or damaged thereby.

68. As described *supra*, Defendant has engaged in deceptive practices, unlawful methods of competition, and/or unfair acts as defined by Cal. Civ. Code §§ 1750, *et seq.*, to the detriment of Plaintiffs and the Class.

69. Defendant, acting with knowledge, intentionally and unlawfully brought harm upon Plaintiffs and the Class by deceptively inducing Plaintiffs and the Class to purchase its software based upon deceptive and misleading representations that CyberDefender analysis had discovered harmful elements in consumers' computers.

70. Additionally, CyberDefender used unlawful marketing methods and claimed sponsorship and/or approval that the product did not have.

71. Specifically, Defendant violated Cal. Civ. Code § 1750 in at least the following respects:

(a) In violation of § 1770(5) representing that their services have sponsorship, approval, characteristics, uses, or benefits which they do not have.

(b) In violation of § 1770(9) advertising CyberDefender's goods or services with intent not to sell them as advertised.

72. Plaintiffs and the Class have suffered harm as a direct and proximate result of the Defendant's violations of law and wrongful conduct.

73. Under Cal. Civ. Code § 1780(a) and (b), Plaintiffs and the Class seek damages of not less than $1000 per violation, injunctive relief requiring Defendant to cease and desist the illegal conduct described herein, and any other appropriate remedy for violations of the CLRA.

SIXTH CAUSE OF ACTION
Breach of Contract
(On Behalf of Plaintiffs and the Class)

74. Plaintiffs incorporate by reference the foregoing allegations.

75. Plaintiffs and members of the Class entered into agreements with Defendant whereby Defendant agreed to sell and Plaintiffs and the Class agreed to give the Defendant a fixed amount in exchange for software that would remove threats from their computers.

76. Defendant expressly and/or impliedly agreed to provide Plaintiffs and the Class a product that would remove threats from their computer.

77. Defendant further expressly and/or impliedly agreed to carry out its obligations in good faith and fair dealing.

78. By engaging in the conduct described above, Defendant breached its contractual obligations.

79. Plaintiffs and the Class have performed their obligations under the contracts. The aforementioned breaches of contract have proximately caused Plaintiffs and the Class economic injury and other damages.

SEVENTH CAUSE OF ACTION
Breach of Contract
(On Behalf of Plaintiffs and the Class)

80. Plaintiffs incorporate by reference the foregoing allegations.

81. Plaintiffs and members of the Class entered into agreements with Defendant whereby Defendant agreed to sell and Plaintiffs and the Class agreed to give the Defendant a fixed amount in exchange for software that would remove threats from their computers. Included in the terms and conditions of sale was the guarantee of a complete refund, if requested within thirty (30) days of purchase, for "any reason."

82. Defendant expressly and/or impliedly agreed to provide Plaintiffs and the Class a product a complete refund should such a refund be requested by a consumer for any reason.

83. Defendant further expressly and/or impliedly agreed to carry out its obligations in good faith and fair dealing.

84. Defendant breached its contractual obligations by refusing to provide Plaintiffs and the Class refunds when requested.

85. Plaintiffs and members of the Class have performed their obligations under the contracts. The aforementioned breaches of contract have proximately caused Plaintiffs and the Class economic injury and other damages.

EIGHTH CAUSE OF ACTION
Breach of the Implied Covenant of Good Faith and Fair Dealing
(On Behalf of Plaintiffs and the Class)

86. Plaintiffs incorporate by reference the foregoing allegations.

87. In order to benefit from Defendant's supposed threat removal services, Plaintiffs and the Class affirmatively allowed Defendant's software to be installed on their computers.

88. The Defendant's agreement to install software to diagnose and remove threats from consumers' computers in exchange for fees is a valid and enforceable contract between Plaintiffs and the Class on the one hand, and Defendant on the other.

89. Defendant breached the provisions of the agreement, specifically not honoring its responsibilities to perform "diagnosis and problem mitigation" (Ex. A).

90. California contract law recognizes the implied covenant of good faith and fair dealing in every contract.

91. Implicit in the Agreement, along with the explicit provisions, were contract provisions that prevented Defendant from engaging in conduct that frustrated or injured Plaintiffs' and the Class's, rights to receive the benefits of the Agreement.

92. Defendant has an affirmative obligation to honestly diagnose all problems from on consumers' computers and to honestly relate whether problems exist. This obligation is a material term of the agreement. Defendant did not honor this obligation.

93. Furthermore, implicit in the terms of the Agreement was Defendant's obligation to comply with Cal. Bus. & Prof. Code § 17500, *et seq.* and to be truthful in its advertisements.

94. Defendant breached the implied covenant of good faith and fair dealing by failing to honestly and accurately inform consumers about the true nature of their computers, and further by failing to fully comply with the proscriptions of applicable statutory law.

95. Defendant's misconduct and breach of the implied covenant of good faith and fair dealing as described herein resulted in injury to Plaintiffs and the Class.

NINTH CAUSE OF ACTION
Negligence
(On Behalf of Plaintiffs and the Class)

96. Plaintiffs incorporate by reference the foregoing allegations.

97. Defendant has a duty to act with reasonable care in the design of its software such as other ordinary software companies in its industry. Defendant also has a duty to its customers to adhere to reasonable and ordinary commercial practices.

98. Defendant breached its duty by engaging in the conduct described above.

99. As a direct and proximate result of Defendant's breach, Plaintiffs and the Class have been damaged in the form of monetary damages.

PRAYER FOR RELIEF

WHEREFORE, Plaintiffs Joseph Thurman, Terry Drymon, and John Abronski, on behalf of themselves the Class respectfully request that this Court issue an order:

A. Certifying this case as a class action on behalf of the Class defined above, appointing Joseph Thurman, Terry Drymon and John Abronski as class representatives, and appointing their counsel as class counsel;

B. Declaring that Defendant's actions, as set out above, violate the Song-Beverly Consumer Warranty Act (Cal. Civ. Code § 1790, *et seq.*), California's Unfair Competition Law (Cal. Bus. & Prof. Code § 17200, *et seq.*), California's False Advertising Law (Cal. Bus. & Prof. Code §17500, *et seq.*), and California's Consumers Legal Remedies Act (Civ. Code § 1750, *et seq.*).

C. Award damages, including statutory and punitive damages where applicable, to Plaintiffs and the Class in an amount to be determined at trial;

D. Awarding injunctive and other equitable relief as is necessary to protect the interests of the Class, including, *inter alia*: (i) an order prohibiting CyberDefender from engaging in the wrongful and unlawful acts described herein; and (ii) requiring CyberDefender to disclose and admit the wrongful and unlawful acts described herein and (iii) requiring CyberDefender to fully disclose the true nature of its software products and technical support services in the future;

E. Award Plaintiffs and the Class their reasonable litigation expenses and attorneys' fees;

F. Award Plaintiffs and the Class pre- and post-judgment interest, to the extent allowable;

G. Enter such other injunctive and/or declaratory relief as is necessary to protect the interests of Plaintiffs and the Class;

H. Award such other and further relief as equity and justice may require.

JURY TRIAL

Plaintiffs demand a trial by jury for all issues so triable.

Dated: May 6, 2011

Respectfully submitted,

Joseph Thurman, Terry Drymon, and John Abronski, individually and on behalf of all other similarly situated individuals,

By: Bill Gray
One of their Attorneys

Jay Edelson
William C. Gray
Ari J. Scharg
EDELSON MCGUIRE, LLC
350 North LaSalle Street, Suite 1300
Chicago, Illinois 60654
Telephone: 312.589.6370
Firm ID: 44146

EXHIBIT 3

Edelson McGuire LLC and CyberDefender Corporation Announce Proposed Settlement of Class Action

Edelson McGuire LLC, a Chicago-based law firm, and CyberDefender Corporation, a provider of Internet security software, utilities and technical support services for consumers and small businesses, reached a settlement to resolve a class action, which an Illinois court granted preliminary approval to today.

According to the complaint, CyberDefender's marketing materials for its Registry Cleaner software product, which is designed to speed up and optimize computer performance, should have made clear to customers that modest numbers of erroneous and unnecessary registry entries on computers do not necessarily indicate performance problems. The complaint alleges that, as a result, some customers may have mistakenly believed that all erroneous and unnecessary registry entries on their computers needed to be removed. The complaint also alleges that some customers incurred recurring charges for software products after they cancelled their subscriptions. CyberDefender denies all of the allegations in the complaint and is settling the action solely to avoid the expense and distractions of litigation.

Interested persons may go to www.________ to learn more details about the settlement.

Chicago attorneys Jay Edelson, William C. Gray, and Ari J. Scharg of Edelson McGuire LLC, were appointed by the court to serve as the attorneys for the class.

#
#

EXHIBIT 4

Exhibit 4

Edelson McGuire LLC and CyberDefender Corporation Announce Proposed Settlement of Class Action

Edelson McGuire LLC, a Chicago-based law firm, and CyberDefender Corporation, a provider of Internet security software, utilities and technical support services for consumers and small businesses, have jointly announced the settlement of a class action in Cook County, Illinois, which is subject to court approval.

According to the complaint, CyberDefender's marketing materials for its Registry Cleaner software product, which is designed to speed up and optimize computer performance, should have made clear to customers that modest numbers of erroneous and unnecessary registry entries on computers do not necessarily indicate performance problems. The complaint alleges that, as a result, some customers may have mistakenly believed that all erroneous and unnecessary registry entries on their computers needed to be removed. The complaint also alleges that some customers incurred recurring charges for software products after they cancelled their subscriptions. CyberDefender denies all of the allegations in the complaint and is settling the action solely to avoid the expense and distractions of litigation.

Chicago attorneys Jay Edelson, William C. Gray, and Ari J. Scharg of Edelson McGuire LLC, were appointed by the court to serve as the attorneys for the class.

Interested persons may go to www.________ to learn more details about the settlement.

#

#

#

EXHIBIT 5

Exhibit 5

CYBERDEFENDER SETTLEMENT CLAIM FORM

Return this Claim Form to: Claims Administrator, [address]. Questions, visit www.[website].com or call [toll free number]

DEADLINE: THIS CLAIM FORM MUST BE [RECEIVED OR POSTMARKED] BY [date]

Instructions: If you are a Settlement Class Member and you believe you are entitled to receive a cash payment for software you purchased from CyberDefender pursuant to the terms of the Settlement Agreement, you must complete a paper claim form. You must provide the information requested in the Part A "Claimant Information" section, answer the questions in Part B, and sign the "Certification" section under Part C.

PART A - CLAIMANT INFORMATION*

Name: ______________________ ________ ______________________
(First) *(Middle)* *(Last)*

Address: ____
(Street)

______________________ ___ ___ ___ ___ ___ ___ ___
(City) *(State)* *(Zip Code)*

CyberDefender Software or Service Purchased:______________________
Please provide the name of the specific software or you purchased from CyberDefender

Contact Phone Number: (___ ___ ___ **)** ___ ___ ___ – ___ ___ ___ ___
Please provide a phone number where you can be reached if further information is required.

Email Address: ______________________
If you contacted one or more of the Defendants via email, please provide the address used to send your message(s).

Social Security Number (last 4 digits): ___ ___ ___ ___
OR
Taxpayer I.D. Number (last 4 digits): ___ ___ ___ ___

PART B– ELIGIBLE CYBERDEFENDER SOFTWARE OR SERVICES

Claim for Cash Award

By submitting this claim form and checking the boxes below, I verify that I believe I am a member of the Settlement Class and that the following statements are true (check each box that applies):

☐ Prior to [notice date], I received and paid for CyberDefender Software or Services.

☐ I am not requesting, I have not requested, and I have not received any prior refund for this Software or Services from any source.

☐ I purchased the CyberDefender Software or Services on approximately ______________, __________.
(month) (year)

PART C – CERTIFICATION UNDER PENALTY OF PERJURY	
I declare under penalty of perjury that prior to [notice date], I purchased the CyberDefender Software or Services listed above, that I have not previously received a refund for these charges, and that all of the information on this form is true and correct.	
Signature: ______________________________	Date: ______________________________
Print Name: ______________________________	

Questions? Visit www.[website].com or Call [toll free number]